                                                             Exhibit (a)(5)(xxi)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

 STEEL PARTNERS II ANNOUNCES THAT WHX CORPORATION WILL CONSUMMATE TENDER OFFER FOR
                               BAIRNCO CORPORATION

           STEEL PARTNERS II TO PROVIDE BRIDGE FINANCING FOR THE OFFER

          NEW YORK,  NY - APRIL 12,  2007 -- Steel  Partners  II,  L.P.  ("Steel
Partners  II"),  which has  commenced a cash tender offer to purchase all of the outstanding shares of Bairnco  Corporation  (NYSE:BZ;  "Bairnco") for $13.50 per
share,  announced today that, as permitted by its merger agreement with Bairnco,
Steel  Partners  II has  transferred  its  entire  interest  in the  acquisition subsidiary for the tender offer, BZ Acquisition Corp. ("BZ Acquisition"), to WHX
Corporation ("WHX") for nominal consideration.

          As previously  announced,  the transfer of BZ  Acquisition  from Steel
Partners  II to WHX did not and will not  change  any of the  conditions  to the offer or add a financing  or any other  condition  to the offer.  Subject to the satisfaction of the conditions to the offer, BZ Acquisition  will consummate the offer as a  wholly  owned  subsidiary  of WHX.  The  tender  offer is  currently scheduled to expire at 5:00 p.m., New York City time, on Friday, April 13, 2007.
As of the close of business on April 11, 2007,  a total of 4,764,902  shares had been  tendered in and not  withdrawn  from the offer,  which,  together with the shares owned by Steel Partners II and its affiliates,  represents  approximately
80% of the total shares outstanding of Bairnco.

          Steel  Partners II has agreed to provide the  financing  to WHX and BZ
Acquisition  required  to  consummate  the  offer  and to pay  related  fees and expenses.  This financing consists of up to a $90 million bridge loan from Steel
Partners II to BZ  Acquisition,  which will be guaranteed by WHX on an unsecured basis and by certain of  Bairnco's  subsidiaries,  and a $15  million  loan from
Steel  Partners  II to  WHX,  which  will be  unsecured  at the  WHX  level  and guaranteed by Bairnco and certain of its  subsidiaries.  Obligations under these loans will be secured by junior  liens on the assets of Bairnco  and  certain of its  subsidiaries  and  capital  stock of  certain  of  Bairnco's  subsidiaries.
Bairnco's and its  subsidiaries'  obligations under these loans, and the related security  interests,  will  be  subordinated  to the  indebtedness  and  related security interests under Bairnco's existing senior credit facility.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

BZ Acquisition  Corp., a wholly owned  subsidiary of WHX, has commenced a tender offer to purchase all of the outstanding  shares of common stock (and associated preferred  stock  purchase  rights) of  Bairnco at $13.50 per share,  net to the seller in cash, without interest.  The offer is currently scheduled to expire at
5:00 P.M.,  New York City time, on Friday,  April 13, 2007,  unless the offer is extended.

MacKenzie  Partners,  Inc. is the Information Agent for the tender offer and any questions or requests for the Amended and Restated Offer to Purchase and related materials  with  respect  to the  tender  offer  may be  directed  to  MacKenzie
Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY  BAIRNCO'S  COMMON STOCK IS ONLY BEING MADE  PURSUANT TO AN AMENDED
AND RESTATED OFFER TO PURCHASE AND RELATED  MATERIALS THAT STEEL PARTNERS II HAS
FILED (AND WILL FILE) WITH THE SECURITIES AND EXCHANGE COMMISSION.  STOCKHOLDERS
SHOULD  READ  THESE   MATERIALS   CAREFULLY   BECAUSE  THEY  CONTAIN   IMPORTANT
INFORMATION,  INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS MAY
OBTAIN THE AMENDED AND  RESTATED  OFFER TO PURCHASE AND RELATED  MATERIALS  WITH
RESPECT TO THE TENDER  OFFER FREE AT THE SEC'S  WEBSITE AT  WWW.SEC.GOV  OR FROM
STEEL  PARTNERS II BY CONTACTING  MACKENZIE  PARTNERS,  INC.  TOLL-FREE AT (800)
322-2885    OR    COLLECT    AT    (212)    929-5500    OR    VIA    EMAIL    AT
BAIRNCO@MACKENZIEPARTNERS.COM.

For additional information:

Media
Jason Booth and Terry Fahn
Sitrick And Company, Inc.
(310) 788-2850

Investors and Analysts
Daniel Sullivan and Bob Sandhu
MacKenzie Partners, Inc.
(212) 929-5500